Exhibit (99.13)

ISSN 1718-8369

Volume 4, number 8	January 29, 2010

AS AT NOVEMBER 30, 2009

Highlights for November 2009

•                  Budgetary revenue in November amounts to $5.1 billion, up $727 million compared to last year. Own-source revenue amounts to $3.8 billion while federal transfers stand at $1.3 billion.

•                  Program spending rose $293 million in November of this year compared to last year, and stands at $4.5 billion.

•                  Debt service stands at $494 million, down $53 million compared to November 2008.

•                  A surplus of $98 million was achieved, i.e. $535 million more than in November 2008.

•                  Taking the $65 million deposited in the Generations Fund into account, the monthly budgetary balance for the purposes of the Balanced Budget Act shows a surplus of $33 million.

On the basis of the cumulative results as at November 30, 2009, the budget deficit amounts to $2.5 billion after using the $433-million stabilization reserve. As forecast in the Update on Québec’s Economic and Financial Situation of last October 27, the 2009-2010 budget deficit for the purposes of the Balanced Budget Act should amount to $4.7 billion.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

					Update on Québec’s
					Economic and
					Financial Situation
						Forecast
	November		April to November			Growth
	2008	2009	2008-2009	2009-2010	2009-2010%
BUDGETARY REVENUE
Own-source revenue	3 210	3 807	31 742	31 161	46 869	- 4.1
Federal transfers	1 157	1 287	9 307	10 092	15 156	8.1
Total	4 367	5 094	41 049	41 253	62 025	- 1.4
BUDGETARY EXPENDITURE
Program spending	- 4 241	- 4 534	- 38 057	- 39 970	- 60 139	2.7
Debt service	- 547	- 494	- 4 471	- 4 069	- 6 154	- 5.4
Total	- 4 788	- 5 028	- 42 528	- 44 039	- 66 293	1.9
NET RESULTS OF CONSOLIDATED ENTITIES[1]	- 16	32	429	258	155	—
Provision for revenue shortfalls	—	—	—	—	- 300	—
SURPLUS (DEFICIT)	- 437	98	- 1 050	- 2 528	- 4 413	—
BALANCED BUDGET ACT
Generations Fund[2]	26	- 65	- 305	- 419	- 715	—
Stabilization reserve	—	—	—	433	433	—
BUDGETARY BALANCE FOR THE PURPOSES OF THE BALANCED BUDGET ACT	- 411	33	- 1 355	- 2 514	- 4 695	—

1	Includes the net results of the non-budget-funded bodies, the special funds, the health and social services and the education networks, and the Generations Fund.

2	The budgetary balance for the purposes of the Balanced Budget Act excludes the results of the Generations Fund.

Cumulative results as at November 30, 2009

Budgetary balance

•                  For the period from April to November, 2009, the budgetary balance for the purposes of the Balanced Budget Act shows a deficit of $2.5 billion.

Budgetary revenue

•                  As at November 30, 2009, budgetary revenue amounts to $41.3 billion, $204 million more than as at November 30, 2008.

•                  Own-source revenue stands at $31.2 billion, $581 million less than last year.

•                  Federal transfers amount to $10.1 billion, up $785 million compared to November 30, 2008.

Budgetary expenditure

•                  For the period from April to November 2009, budgetary expenditure amounts to $44.0 billion, an increase of $1.5 billion, or 3.6%, compared to last year.

•                  Program spending rose $1.9 billion, or 5.0%, and stands at $40.0 billion. The most significant changes are in the Health and Social Services ($1.3 billion), Economy and Environment ($258 million) and Education and Culture ($184 million) sectors.

•                  The difference between the growth experienced until November and forecast growth for the year as a whole is attributable to exceptional items at the end of 2008-2009 that will not be repeated this year. This will slow spending growth at year end.

•                  In addition, to remain within the spending growth objective, the Chair of the Conseil du trésor has announced spending control measures.

•                  For the first eight months of the fiscal year, debt service amounts to $4.0 billion, down $402 million compared to November 2008.

Consolidated entities

•                  As at November 30, 2009, the net results of consolidated entities show a surplus of $258 million, i.e. $171 million less than last year.

•                  Revenue dedicated to the Generations Fund amounts to $419 million.

Net financial requirements

•                  Since the beginning of the year, consolidated net financial requirements stand at $6.5 billion, an increase of $4.3 billion compared to last year. The additional financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	November			April to November
	2008	2009	Changes	2008-2009	2009-2010	Changes
BUDGETARY REVENUE
Own-source revenue	3 210	3 807	597	31 742	31 161	- 581
Federal transfers	1 157	1 287	130	9 307	10 092	785
Total	4 367	5 094	727	41 049	41 253	204
BUDGETARY EXPENDITURE
Program spending	- 4 241	- 4 534	- 293	- 38 057	- 39 970	- 1 913
Debt service	- 547	- 494	53	- 4 471	- 4 069	402
Total	- 4 788	- 5 028	- 240	- 42 528	- 44 039	- 1 511
NET RESULTS OF CONSOLIDATED ENTITIES	- 16	32	48	429	258	- 171
SURPLUS (DEFICIT)	- 437	98	535	- 1 050	- 2 528	- 1 478
Consolidated non-budgetary surplus (requirements)	- 167	1 362	1 529	- 1 069	- 3 937	- 2 868
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	- 604	1 460	2 064	- 2 119	- 6 465	- 4 346

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	November			April to November
			Changes			Changes
Revenue by source	2008	2009	%	2008-2009	2009-2010%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 184	1 339	13.1	11 989	11 662	- 2.7
Contributions to Health Services Fund	395	439	11.1	3 606	3 665	1.6
Corporate taxes	123	254	1 06.5	2 124	1 944	- 8.5
Consumption taxes	1 000	1 111	11.1	9 253	9 403	1.6
Other sources	210	237	12.9	1 892	1 689	- 10.7
Total own-source revenue excluding government enterprises	2 912	3 380	16.1	28 864	28 363	- 1.7
Revenue from government enterprises	298	427	43.3	2 878	2 798	- 2.8
Total own-source revenue	3 210	3 807	18.6	31 742	31 161	- 1.8
Federal transfers
Equalization	669	697	4.2	5 352	5 570	4.1
Health transfers	310	347	11.9	2 527	2 769	9.6
Transfers for post-secondary education and other social programs	104	121	16.3	863	953	10.4
Other programs	74	122	64.9	565	800	41.6
Total federal transfers	1 157	1 287	11.2	9 307	10 092	8.4
BUDGETARY REVENUE	4 367	5 094	16.6	41 049	41 253	0.5

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	November			April to November
			Changes			Changes
Expenditures by mission	2008	2009	%	2008-2009	2009-2010%
Program spending
Health and Social Services	1 914	2 045	6.8	16 790	18 055	7.5
Education and Culture	1 096	1 152	5.1	10 060	10 244	1.8
Economy and Environment	430	531	23.5	4 661	4 919	5.5
Support for Individuals and Families	451	468	3.8	3 610	3 761	4.2
Administration and Justice	350	338	- 3.4	2 936	2 991	1.9
Total program spending	4 241	4 534	6.9	38 057	39 970	5.0
Debt service	547	494	- 9.7	4 471	4 069	- 9.0
BUDGETARY EXPENDITURE	4 788	5 028	5.0	42 528	44 039	3.6

For information on this monthly report, contact Luc Monty at 418 691-2225.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.